Exhibit 99.1

M/I Homes Reports
2015 Second Quarter Results

Columbus, Ohio (July 23, 2015) - M/I Homes, Inc. (NYSE:MHO) announced results for the second quarter and six months ended June 30, 2015.

2015 Second Quarter Highlights:

•	Pre-tax income of $21.9 million - a 43% increase over 2014’s second quarter

•	Revenue increased 15% to $323 million; average closing price increased 11%

•	Gross margin of 21.8%, up 60 basis points from 2014’s second quarter

•	Net income of $13.4 million ($0.43 per diluted share)

•	New contracts increased 8%; homes delivered increased 3%

•	Backlog sales value increased 20%

For the second quarter of 2015, the Company reported net income of $13.4 million, or $0.43 per diluted share. This compares to net income of $9.6 million, or $0.31 per diluted share, for the second quarter of 2014 excluding the reversal of $4.0 million of the Company’s state deferred tax asset valuation allowance. For the six months ended June 30, 2015, the Company reported net income of $22.9 million, or $0.74 per diluted share, compared to net income of $16.9 million, or $0.54 per diluted share, in the same period of 2014, excluding the reversal of $9.3 million of the Company’s state deferred tax asset valuation allowance.

Homes delivered in 2015's second quarter were 919 compared to 894 deliveries in 2014's second quarter - a 3% increase. Homes delivered for the six months ended June 30, 2015 were 1,636 compared to 2014's deliveries of 1,631. New contracts for 2015's second quarter were 1,100, an increase of 8% from 2014's second quarter. For the first six months of 2015, new contracts increased 11% from 1,998 in 2014 to 2,208 in 2015. M/I Homes had 155 active communities at June 30, 2015 compared to 145 at June 30, 2014 and 150 at December 31, 2014. The Company's cancellation rate was 14% in the second quarter of 2015 compared to 15% in 2014's second quarter. Homes in backlog increased 9% at June 30, 2015 to 1,794 units, with a sales value of $657 million (a 20% increase over last year’s second quarter), and an average sales price increase of 10% to a record high of $366,000. At June 30, 2014, the sales value of homes in backlog was $546 million, with an average sales price of $332,000 and backlog units of 1,647.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had another strong quarter highlighted by a 43% increase in pre-tax income, an 8% increase in new contracts, and a 20% increase in our backlog sales value. Several factors contributed to our improved profitability, including an 11% increase in our average closing price, a 60 basis point improvement in our gross margin, and better operating leverage reflected in a 90 basis point decline in our overhead expense ratio. Our backlog sales value of $657 million includes a backlog average sales price of $366,000 - a record high for our Company.”

Mr. Schottenstein continued, “We were pleased to open 28 new communities in the first half of 2015 and are on track to increase our community count by 15% in 2015. Looking ahead, with the strength of our backlog and planned new community openings, we are poised to have a very solid 2015. We remain focused on improving profitability, growing our market share, and investing in attractive land opportunities.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through July 2016.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 92,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes). The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Tampa and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
New contracts	1,100	1,016	2,208	1,998
Average community count	154	152	153	155
Cancellation rate	14%	15%	14%	15%
Backlog units			1,794	1,647
Backlog value			$656,935	$546,221
Homes delivered	919	894	1,636	1,631
Average home closing price	$340	$306	$333	$303

Homebuilding revenue:
Housing revenue	$312,112	$273,374	$545,112	$494,084
Land revenue	1,810	1,764	23,871	8,030
Total homebuilding revenue	$313,922	$275,138	$568,983	$502,114

Financial services revenue	8,934	6,470	17,032	14,335
Total revenue	$322,856	$281,608	$586,015	$516,449

Cost of sales - operations	252,595	221,217	458,778	405,181
Cost of sales - impairment	—	804	—	804
Gross margin	$70,261	$59,587	$127,237	$110,464
General and administrative expense	21,705	21,281	41,039	39,596
Selling expense	22,935	20,251	40,621	36,220
Operating income	$25,621	$18,055	$45,577	$34,648
Equity in (income) loss of unconsolidated joint ventures	(14)	22	(212)	(40)
Interest expense	3,750	2,730	8,212	6,900
Income before income taxes	$21,885	$15,303	$37,577	$27,788
Provision for income taxes	8,535	1,749	14,659	1,602
Net income	$13,350	$13,554	$22,918	$26,186
Preferred dividends	1,219	1,219	2,438	2,438
Net income to common shareholders	$12,131	$12,335	$20,480	$23,748

Earnings per share:
Basic	$0.49	$0.50	$0.84	$0.97
Diluted	$0.43	$0.44	$0.74	$0.85

Weighted average shares outstanding:
Basic	24,531	24,470	24,523	24,444
Diluted	30,023	29,913	30,002	29,891

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	June 30,
	2015	2014
Assets:
Total cash and cash equivalents(1)	$26,947	$43,719
Mortgage loans held for sale	75,063	64,782
Inventory:
Lots, land and land development	486,895	366,945
Land held for sale	5,754	3,450
Homes under construction	444,855	384,930
Other inventory	103,440	60,815
Total Inventory	$1,040,944	$816,140

Property and equipment - net	11,819	11,283
Investments in unconsolidated joint ventures	28,357	42,182
Deferred income taxes, net of valuation allowance	81,054	109,558
Other assets	50,805	39,042
Total Assets	$1,314,989	$1,126,706

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$228,669	$228,269
Convertible senior subordinated notes due 2017	57,500	57,500
Convertible senior subordinated notes due 2018	86,250	86,250
Notes payable bank - homebuilding	105,600	—
Notes payable - other	8,230	7,717
Total Debt - Homebuilding Operations	$486,249	$379,736

Notes payable bank - financial services operations	69,681	61,914
Total Debt	$555,930	$441,650

Accounts payable	90,643	87,325
Other liabilities	101,243	77,587
Total Liabilities	$747,816	$606,562

Shareholders' Equity	567,173	520,144
Total Liabilities and Shareholders' Equity	$1,314,989	$1,126,706

Book value per common share	$21.06	$19.21
Net debt/net capital ratio(2)	48%	43%

(1)	2015 and 2014 amounts include $5.2 million and $10.1 million of restricted cash and cash held in escrow, respectively.

(2)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Adjusted EBITDA(1)	$32,760	$25,601	$59,529	$47,777

Cash flow used in operating activities	$(16,934)	$(64,566)	$(46,210)	$(66,669)
Cash used in investing activities	$(3,183)	$(328)	$(4,028)	$(9,207)
Cash provided by (used in) financing activities	$11,932	$9,177	$56,476	$(19,206)

Land/lot purchases	$43,617	$71,880	$94,817	$124,883
Land development spending	$44,546	$34,408	$82,227	$51,938
Land gross margin	$218	$442	$5,459	$1,763

Financial services pre-tax income	$4,850	$3,072	$9,843	$7,783

(1)	See "Non-GAAP Financial Results / Reconciliation" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliation
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income	$13,350	$13,554	$22,918	$26,186
Add:
Provision for income taxes	8,535	1,749	14,659	1,602
Interest expense net of interest income	3,265	2,352	7,368	6,129
Interest amortized to cost of sales	3,780	3,843	7,319	6,951
Depreciation and amortization	2,429	2,037	4,735	3,949
Non-cash charges	1,401	2,066	2,530	2,960
Adjusted EBITDA	$32,760	$25,601	$59,529	$47,777

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	397	394	1%	817	768	6%
Southern	407	363	12%	821	699	17%
Mid-Atlantic	296	259	14%	570	531	7%
Total	1,100	1,016	8%	2,208	1,998	11%

HOMES DELIVERED
	Three Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
Region	2015	2014	Change	2015	2014	Change
Midwest	351	291	21%	599	550	9%
Southern	312	330	(5)%	587	605	(3)%
Mid-Atlantic	256	273	(6)%	450	476	(5)%
Total	919	894	3%	1,636	1,631	—%

BACKLOG
	June 30, 2015			June 30, 2014
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	723	$268	$371,000	763	$247	$324,000
Southern	684	$252	$368,000	543	$182	$336,000
Mid-Atlantic	387	$137	$355,000	341	$117	$343,000
Total	1,794	$657	$366,000	1,647	$546	$332,000

LAND POSITION SUMMARY
	June 30, 2015			June 30, 2014
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,260	4,186	7,446	3,342	2,688	6,030
Southern	4,596	4,653	9,249	5,003	4,143	9,146
Mid-Atlantic	2,559	2,484	5,043	2,582	3,233	5,815
Total	10,415	11,323	21,738	10,927	10,064	20,991